EXHIBIT 99.1

N E W S   R E L E A S E

SUBJECT:            HAVERTYS  ANNOUNCES CLARENCE H. RIDLEY, CHAIRMAN,
WILL RETIRE IN MAY 2010 AFTER SERVING ON THE
COMPANY’S BOARD OF DIRECTORS FOR 31 YEARS

ATLANTA, GEORGIA, February 17, 2010 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today announced Clarence H. Ridley will retire from his position as non-executive chairman and as a member of the board at the May 2010 annual shareholders’ meeting and then have the title chairman emeritus.  He has served as a Havertys director since 1979.  Mr. Ridley was a partner at the law firm of King & Spalding from 1977 until he retired in 2000.  He was elected Havertys’ chairman in 2001 upon the retirement of Rawson Haverty.  At that time, the company was undergoing a change in its distribution system and expanding into new markets.  Mr. Ridley helped provide continuity of leadership following the retirement in 2002 of the chief executive officer and the election of  Clarence H. Smith, then president and chief operating officer.  Mr. Ridley has helped guide the company through a tumultuous period for the furniture industry and both high-growth and recessionary cycles.

The Board of Directors intends to appoint L. Phillip Humann as non-executive chairman upon his re-election at the company’s 2010 annual shareholders’ meeting.  Mr. Humann has served on Havertys' board since 1992 and as a member of the Executive Committee since 1995.  He is currently a member of the Compensation Committee and has previously served on the Audit Committee.  Mr. Humann was chairman of the board of SunTrust Banks, Inc, a position he held for ten years.  He retired in April 2009 and currently is a director of Coca Cola Enterprises Inc. and Equifax, Inc.

Mr. Ridley commented, “It has been an honor to be a part of this great company for the past 31 years.  Havertys is celebrating its 125th year, a testament of the leadership that has come before and that follows.  There have been seismic changes in this industry and it has been a privilege to work with a management team and a board to see the company through the firestorm.  I could not be more proud of our people and their commitment to delivering great products, excellent customer service and enhancing shareholder value.  I am confident that Havertys will thrive for another 125 years.”

Mr. Smith stated, “Havertys has benefited significantly from Clancy’s contributions over the years.  As chief executive officer, I have greatly appreciated his counsel and leadership.  He is retiring as the strategies of cost containment and margin discipline are producing positive results and we gain market share.  Our shareholders have an experienced and knowledgeable board and I look forward to continuing to work with Phil Humann in his new role as non-executive chairman.”

Mr. Humann remarked, “Clancy is leaving the company with a very skilled management team that continues to hold the values which have kept the company strong over its history.  We appreciate his dedication to Havertys and many years of service as a director and chairman.”

Havertys is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges.  Additional information is available on the Company’s website at www.havertys.com.

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Contact for Information:
Jenny Hill Parker
Vice President,
Secretary and Treasurer
(404) 443-2900